Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Red Mile Entertainment, Inc.

             We hereby consent to the inclusion in this Registration Statement on Form SB-2/A for Red Mile Entertainment, Inc. of our report dated May 15, 2006, relating to the consolidated financial statements of Red Mile Entertainment, Inc. and its subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended March 31, 2006 and for the period from December 21, 2004 (inception) through March 31, 2005, which appears in such Registration Statement. We also consent to the reference to our firm under the caption “Experts”.

/s/ Burr, Pilger & Mayer LLP
San Francisco, CA
 August 3, 2006